Exhibit 99.2

INDUCEMENT
NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

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Participant:  Todd Cunfer

Grant Date:  December 1, 2022

Per Share Exercise Price: $67.02

Number of Shares subject to this Option: 40,120

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This NON-QUALIFIED STOCK OPTION AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Freshpet, Inc., a corporation organized in the State of Delaware (the “Company”), and the Participant specified above.

WHEREAS, it has been determined that it would be in the best interests of the Company to grant the Non-Qualified Stock Option (the “Option”) provided for herein to the Participant;

WHEREAS, the Option is being granted outside of the Freshpet, Inc. 2014 Omnibus Incentive Plan, as in effect and as amended from time to time (the “Plan”);

WHEREAS, the Participant and the Company have entered into that certain Employment Agreement, dated as of October 27, 2022 (the “Employment Agreement”); and

WHEREAS, the Option is intended to qualify as an “employment inducement grant” under NASDAQ Listing Rule 5635(c)(4).

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1.            Incorporation By Reference; Plan Document Receipt.  Notwithstanding that the Option is being granted outside of the Plan, this Agreement shall be administered by the Committee and is otherwise subject in all respects to the terms and provisions of the Plan applicable to Stock Options, Options and Awards, all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein.  Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan.  The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content.  In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of this Agreement shall control.

2.            Grant of Option.  The Company hereby grants to the Participant, as of the Grant Date specified above, the Option to acquire from the Company at the Per Share Exercise Price specified above, the aggregate number of shares of Common Stock specified above (the “Option Shares”).  Except as otherwise provided in the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason.  The Participant shall have no rights as a stockholder with respect to any Option Shares unless and until the Participant has become the holder of record of such shares, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares, except as otherwise specifically provided for in the Plan or this Agreement.

3.            Vesting and Exercise.

(a)         Vesting.  Subject to Sections 3(b) and 3(c) hereof, the Option shall vest and become exercisable as follows, provided that the Participant has not incurred a Termination prior to the applicable vesting date:

Vesting Date	Percentage of Option Shares Vesting
First Anniversary of Grant Date	33%
Second Anniversary of Grant Date	33%
Third Anniversary of Grant Date	34%

There shall be no proportionate or partial vesting in the periods prior to each vesting date set forth above and all vesting shall occur only on the appropriate vesting date, subject to the Participant’s continued service with the Company or any of its Subsidiaries on each applicable vesting date.

(b)          Committee Discretion to Accelerate Vesting.  Notwithstanding any other provision herein to the contrary, the Committee may, in its sole discretion, provide for accelerated vesting of all or any portion of the Option at any time and for any reason.

(c)          Change in Control.  Upon the Participant’s Termination by the Company without Cause (as defined in the Employment Agreement) or by the Participant for Good Reason (as defined in the Employment Agreement) upon or during the two (2)-year period following a Change in Control, a pro-rated portion of the Option shall become vested and exercisable (calculated by (i) multiplying the number of Option Shares by a fraction, the numerator of which is the number of days between the Grant Date and the date of such Termination and the denominator of which is the number of days between the Grant Date and the third anniversary of the Grant Date and (ii) subtracting the number of Option Shares that were previously vested as of the date of such Termination), provided, that the portion of the Option that becomes vested and exercisable under the conditions of this Section 3(c) shall be with respect to no less than thirty seven and one half percent (37.5%) of the Option.

(d)         Expiration.  Unless earlier terminated in accordance with the terms and provisions of the Plan and/or this Agreement, all portions of the Option (whether vested or not vested) shall expire and shall no longer be exercisable after the expiration of ten (10) years from the Grant Date.

4.            Termination.  Subject to the terms of the Plan and this Agreement, the Option, to the extent vested at the time of the Participant’s Termination, shall remain exercisable as follows:

(a)          Termination due to Death or Disability.  In the event of the Participant’s Termination by reason of death or Disability, the vested portion of the Option shall remain exercisable until the earlier of (i) one (1) year from the date of such Termination, and (ii) the expiration of the stated term of the Option pursuant to Section 3(d) hereof; provided, however, that in the case of a Termination due to Disability, if the Participant dies within such one (1) year exercise period, any unexercised Option held by the Participant shall thereafter be exercisable by the legal representative of the Participant’s estate, to the extent to which it was exercisable at the time of death, for a period of one (1) year from the date of death, but in no event beyond the expiration of the stated term of the Option pursuant to Section 3(d) hereof.

(b)          Involuntary Termination without Cause; Voluntary Resignation with Good Reason.  In the event of the Participant’s involuntary Termination by the Company without Cause or by the Participant with Good Reason, the vested portion of the Option shall remain exercisable until the earlier of (i) ninety (90) days from the date of such Termination, and (ii) the expiration of the stated term of the Option pursuant to Section 3(d) hereof.

(c)          Voluntary Resignation.  In the event of the Participant’s voluntary Termination (other than a Termination described in Sections 4(a), 4(b) and 4(d) hereof), the vested portion of the Option shall remain exercisable until the earlier of (i) thirty (30) days from the date of such Termination, and (ii) the expiration of the stated term of the Option pursuant to Section 3(d) hereof.

(d)        Termination for Cause.  In the event of the Participant’s Termination for Cause, or in the event of the Participant’s voluntary Termination after the Participant’s receipt of notice from the Company of the Participant’s Termination for Cause, the Option (whether or not vested) shall terminate and expire upon such Termination and the Participant shall have no further rights to the Option.

(e)           Treatment of Unvested Options upon Termination.  Except as provided in Sections 3(b) and 3(c) hereof, any portion of the Option that is not vested, as of the date of the Participant’s Termination for any reason shall terminate and expire as of the date of such Termination.

5.            Method of Exercise and Payment.  Subject to Section 8 hereof, to the extent that the Option has become vested and exercisable with respect to a number of Options Shares as provided herein, the Option may thereafter be exercised by the Participant, in whole or in part, at any time or from time to time prior to the expiration of the Option as provided herein and in accordance with Sections 6.4(c) and 6.4(d) of the Plan, including, without limitation, by the filing of any written form of exercise notice as may be required by the Committee.  The Participant shall deliver with the written notice of exercise described above payment of the Per Share Exercise Price for the total number of Option Shares exercised plus any tax withholding due upon exercise which shall be made: (a) in accordance with Section 6.4(d) of the Plan; (b) by delivery or attestation of ownership of a number of shares of Common Stock having a fair market value as of the date of exercise equal to the product of the Per Share Exercise Price multiplied by the number of Option Shares the Participant desires to purchase upon exercise, plus the related tax withholdings; (c) by electing at exercise to use a net exercise procedure under which the Per Share Exercise Price and/or related tax withholdings are subtracted from the Option Shares otherwise issuable on exercise; or (d) by any combination of the foregoing.

6.            Non-Transferability.  The Option, and any rights and interests with respect thereto, issued under this Agreement and the Plan shall not be sold, exchanged, transferred, assigned or otherwise disposed of in any way by the Participant (or any beneficiary of the Participant), other than by testamentary disposition by the Participant or the laws of descent and distribution. Notwithstanding the foregoing, the Committee may, in its sole discretion, permit the Option to be Transferred to a Family Member for no value, provided that such Transfer shall only be valid upon execution of a written instrument in form and substance acceptable to the Committee in its sole discretion evidencing such Transfer and the transferee’s acceptance thereof signed by the Participant and the transferee, and provided, further, that the Option may not be subsequently Transferred other than by will or by the laws of descent and distribution or to another Family Member (as permitted by the Committee in its sole discretion) in accordance with the terms of the Plan and this Agreement, and shall remain subject to the terms of the Plan and this Agreement. Any attempt to sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of or hypothecate in any way the Option, or the levy of any execution, attachment or similar legal process upon the Option, contrary to the terms and provisions of this Agreement or the Plan shall be null and void and without legal force or effect.

7.            Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.

8.            Withholding of Tax.  The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the Option and, if the Participant fails to do so, the Company may otherwise refuse to issue or transfer any Option Shares otherwise required to be issued pursuant to this Agreement.  With the consent of the Committee, any minimum statutorily required withholding obligation with regard to the Participant may be satisfied by reducing the amount of cash or Option Shares otherwise deliverable upon exercise of the Option.

9.            Entire Agreement; Amendment.  This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter.  The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan.  This Agreement may also be modified or amended by a writing signed by both the Company and the Participant.  The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.  The Committee’s determinations shall be final, binding and conclusive upon all parties, absent manifest error or bad faith.

10.          Notices.  Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company.  Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.

11.          No Right to Employment.  Any questions as to whether and when there has been a Termination and the cause of such Termination shall be determined in the sole discretion of the Committee.  Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or its Affiliates to terminate the Participant’s employment or service at any time, for any reason and with or without Cause.

12.          Transfer of Personal Data.  The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the Option awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan).  This authorization and consent is freely given by the Participant.

13.          Compliance with Laws.  The issuance of the Option (and the Option Shares upon exercise of the Option) pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto.  The Company shall not be obligated to issue the Option or any of the Option Shares pursuant to this Agreement if any such issuance would violate any such requirements.

14.          Section 409A.  Notwithstanding anything herein or in the Plan to the contrary, the Option is intended to be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent.

15.          Binding Agreement; Assignment.  This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns.  The Participant shall not assign (except in accordance with Section 6 hereof) any part of this Agreement without the prior express written consent of the Company.

16.          Headings.  The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

17.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

18.          Further Assurances.  Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

19.          Severability.  The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

20.          Acquired Rights.  The Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time, and that this Agreement does not amend the Plan; (b) the award of the Option made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the Option awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.

21.          Restrictive Covenants.

(a)          Incorporation by Reference.  The Participant acknowledges and agrees that (a) the Participant is bound by the restrictive covenants set forth in Sections 6, 7 and 8 of the Employment Agreement (collectively, the “Restrictive Covenants”) and (b) the Restrictive Covenants are incorporated by reference into this Agreement and, for purposes of this Agreement, shall survive any termination of the Employment Agreement.

(b)         Remedies.  The Participant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 21 would be inadequate and, in recognition of this fact, the Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond or other security, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages.  In addition, in the event of any violation by the Participant of this Section 21, (i) any portion of the Option outstanding at the time of such violation shall be deemed to have been immediately forfeited and cancelled as of the date of such violation without any consideration being paid therefor and otherwise without any further action of the Company whatsoever, (ii) all Option Shares that are then outstanding and held by the Participant will be immediately forfeited in exchange for a refund of a cash amount equal to the lesser of (x) the original exercise price or purchase price (as applicable), if any, for such Option Shares, and (y) the Fair Market Value of the Option Shares as of the date of such forfeiture, and (iii) the Company shall be entitled to recover from the Participant, and the Participant shall pay over to the Company, an amount equal to any “net gain” realized pursuant to the Option (whether at the time of exercise, a subsequent sale of the Option Shares or otherwise) during the one-year period prior to such violation.  For this purpose, “net gain” means an amount equal to the gain realized pursuant to the Option, less any brokerage or transaction expenses and taxes incurred as a result of such gain.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FRESHPET, INC.

By:	/s/ Thembi Machaba

Name:	Thembi Machaba

Title:	Senior Vice President, Human Resources

PARTICIPANT

/s/ Todd Cunfer

Name: Todd Cunfer